Exhibit 99.1

Media Contacts:

Alexa Auerbach, +1 312-696-6481 or alexa.auerbach@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Completes Acquisition of tRx Investment Portfolio Rebalancing Platform

CHICAGO, Nov. 2, 2015—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, has completed its previously announced acquisition of Total Rebalance Expert (tRx), an automated, tax-efficient investment portfolio rebalancing platform for financial advisors, from FNA, LLC.

tRx streamlines the rebalancing process for advisors and automates the complexities involved in rebalancing and managing portfolios. Advisors can use the software to more easily minimize taxes, harvest losses, and rebalance at the account or household level. They can also use the tool to show clients, in dollars and cents, how much they saved them in taxes. Today, more than 500 financial advisors from 175 firms rely on tRx to rebalance more than $20 billion in client assets. This acquisition adds a key capability—tax-aware rebalancing—to Morningstar’s suite of offerings for independent advisors.

For more information about the acquisition, click here.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on more than 500,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 17 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $170 billion in assets under advisement and management as of Sept. 30, 2015. The company has operations in 27 countries.

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